Exhibit 99.1

Team Financial, Inc.

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Michael L. Gibson
President of Investments/CFO
Team Financial, Inc.
(913) 294-9667
mike.gibson@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Quarterly Results and Agreement to Sell Team Insurance Group, Inc.

PAOLA, Kansas, February 14, 2005 – Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced net income of $844,000, or $.21 basic and diluted income per share, for the three months ended December 31, 2004, an increase of  $161,000, or 24%, compared to $683,000, or $.17 basic and $.16 diluted income per share, for the three months ended December 31, 2003.  Net income for the year ended December 31, 2004 was $3,578,000, or $.88 basic and $.87 diluted income per share, a decrease of 6%, compared to $3,792,000, or $.93 basic and $.92 diluted income per share, for the year ended December 31, 2003.

The Company also announced that on February 7, 2005, it signed a definitive agreement to sell its insurance agency, Team Insurance Group, Inc., located in Tulsa, Oklahoma, to International Insurance Brokers, Ltd, LLC, an unaffiliated third party, for $7,000,000 cash.  Separately identified in the December 31, 2004 financial information are the assets, liabilities and operating results from this discontinued operation.  Financial information for prior periods presented have been reclassified to separately disclose discontinued operations.  The sale is expected to close in February 2005.  Mystic Capital Advisors Group, LLC provided consulting services to consummate the sale.

“The sale of the insurance agency is advantageous to both parties.  It allows the insurance agency to continue independently servicing its clients’ insurance needs while the Company focuses on growing our banking services,” stated Robert J. Weatherbie, Chief Executive Officer.

Net income from continuing operations for the three months ended December 31, 2004 was $1,133,000, or $.28 basic and diluted income per share, compared to $731,000 or $.18 basic and diluted income per share for the three months ended December 31, 2003.  Net income from continuing operations for the year ended December 31, 2004 was $3,796,000 or $.93 basic and diluted income per share compared to $3,442,000 for the year ended December 31, 2003 or $.84 basic and $.83 diluted per share.

Contributing to the increase in net income from continuing operations for the quarter ended December 31, 2004 compared to the quarter ended December 31, 2003 was an increase in net interest income of approximately $420,000, or 9%, primarily due to an increase in interest income related to increased loan volume.  Also contributing to the increase in net income from continuing operations was a decrease in the quarter ended December 31, 2004 income tax provision of $226,000 compared to the quarter ended December 31, 2003.  During the quarter ended December 31, 2004, the Company recognized a tax benefit of $291,000 for the reversal of previously provided tax reserves from closed tax years.  Service charge income increased approximately $118,000, or 13%, during the quarter ended December 31, 2004 compared to the quarter ended December 31, 2003 due to an increase in the volume of overdraft fees and other service fees.   Offsetting these increases to the quarter’s net income from continuing operations was an increase in the provision for loan losses of approximately $173,000, or 37%, for the three months ended December 31, 2004 compared to the three months ended December 31, 2003 and a decrease in the gain on sales of mortgage loans of approximately $117,000, or 28%, due to a decrease in mortgage banking activity.

Net income from continuing operations increased approximately  $354,000, or 10%, for the year ended December 31, 2004 compared to the year ended December 31, 2003.  Contributing to this increase was an increase in net interest income of approximately $1,328,000, or 7%, primarily due to a decrease in interest expense during the year.  The provision for loan losses for the year ended December 31, 2004 decreased approximately $325,000, or 18%, compared to the provision for loan losses for the year ended December 31, 2003.  This decrease was due to improved loan quality experienced during 2004.  Additionally, service charge income increased approximately $379,000, or 11%, compared to the year ended December 31, 2003 due to an increase in the volume of overdraft fees and other service charges. These increases were offset by a decrease in gain on sales of mortgage loans of approximately $1,524,000 due to a decrease in mortgage banking activity experienced in 2004 compared to 2003.

Income tax expense from continuing operations for the year ended December 31, 2004 decreased approximately $736,000, or 77%, compared to the year ended December 31, 2003.  Approximately $165,000 of the decrease was due to the completion of the 2003 income tax returns and the reconciliation of actual tax liabilities to those previously estimated in the tax provision.   Approximately $291,000 of the decrease was due to the reversal of previously provided tax reserves from closed tax years recorded in the fourth quarter of 2004.  The remaining decrease was a result of a decrease in taxable income in 2004 compared to 2003.

Net loss from discontinued operations, all of which were related to the insurance agency, was $289,000 for the quarter ended December 31, 2004 compared to a net loss of $48,000 for the quarter ended December 31, 2003.  Discontinued operations incurred a net loss of  $218,000 for the year ended December 31, 2004 compared to net income of $350,000 for the year ended December 31, 2003.  The decrease in the 2004 year end results from discontinued operations compared to 2003 was a result of a decrease in commission revenue of approximately $301,000 due to a decreased volume of policy renewals coupled with asset impairment charges of approximately $293,000 recorded in the fourth quarter of 2004.  In December 2004, the Company recorded goodwill impairment of approximately $174,000.  The impairment was originally estimated to be $800,000 to $1,000,000 as set forth in a Form 8-K filed with the SEC on December 8, 2004.   The selling price stipulated in the agreement to sell the insurance agency was used to determine the fair market value of the subsidiary at December 31, 2004, indicating a lower impairment than originally estimated.  Additionally, as a result of the pending sale of the insurance agency, it was determined that a non-compete agreement with an insurance agency employee should be written off as of December 31, 2004.  This resulted in an additional write-down of approximately $119,000 included in discontinued operations.

Loans receivable increased approximately $30,676,000 to $378,771,000 at December 31, 2004 compared to $348,095,000 at December 31, 2003.  This increase was primarily due to an increase in the commercial loan portfolio.   Non-performing loans decreased $4,506,000, or 62%, to $2,754,000 or .73% of total loans at December 31, 2004, compared to $7,260,000, or 2.09% of total loans at December 31, 2003.  The decrease in non-performing loans was primarily due to resolution of two large credits during 2004 that were classified as non-performing at December 31, 2003.

“Our continued efforts to focus on customer service resulted in an increase of our loan portfolio of approximately $30,676,000 as of December 31, 2004 compared to December 31, 2003.  Additionally, we achieved significant improvements in the loan quality as evidenced in the decrease in non-performing loans of 62% from December 31, 2003 and a decrease in the provision for loan losses of 18% during the year ended December 31, 2004 compared to 2003,” stated Robert J. Weatherbie, Chief Executive Officer.

Team Financial, Inc. is a financial services company with approximately $664,000,000 in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  Services provided by continuing operations include a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  The insurance agency, which is presented as discontinued operations, operates in the Tulsa, Oklahoma metropolitan area and represents approximately $8,300,000 of the total assets at December 31, 2004.  For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to acquisition strategies, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the Company’s control.

Team Financial, Inc. And Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars In Thousands)

	December 31,	December 31,
	2004	2003
Assets
Cash and due from banks	$13,718	$13,963
Interest bearing bank deposits	21,023	4,627
Cash and cash equivalents	34,741	18,590

Investment securities:
Available for sale, at fair value (amortized cost of $190,369 and $218,377 at December 31, 2004 and December 31, 2003, respectively)	191,842	220,230
Total investment securities	191,842	220,230

Loans receivable, net of unearned fees	378,771	348,095
Allowance for loan losses	(4,898)	(4,506)
Net loans receivable	373,873	343,589

Accrued interest receivable	3,819	4,002
Premises and equipment, net	15,317	13,721
Assets acquired through foreclosure	408	1,117
Goodwill	10,581	10,700
Intangible assets, net of accumulated amortization	3,930	4,502
Bank owned life insurance policies	18,460	17,756
Other assets	2,830	2,394
Assets of discontinued operations	8,282	13,195

Total assets	$664,083	$649,796

Liabilities and Stockholders’ Equity
Deposits:
Checking deposits	$183,650	$165,448
Savings deposits	32,749	32,715
Money market deposits	49,931	47,804
Certificates of deposit	201,620	200,192
Total deposits	467,950	446,159
Federal funds purchased and securities sold under agreements to repurchase	5,669	7,180
Federal Home Loan Bank advances	111,915	111,234
Notes payable and other borrowings	3,544	3,232
Subordinated debentures	16,005	16,005
Accrued expenses and other liabilities	4,864	5,950
Liabilities of discontinued operations	1,282	7,632

Total liabilities	611,229	597,392

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,496,753 and 4,449,638 shares issued; 4,034,178 and 4,099,555 shares outstanding at December 31, 2004 and December 31, 2003, respectively	27,849	27,448
Capital surplus	306	292
Retained earnings	28,264	25,979
Treasury stock, 462,575 and 350,083 shares of common stock at cost at December 31, 2004 and December 31, 2003, respectively	(4,537)	(3,212)
Accumulated other comprehensive income	972	1,897

Total stockholders’ equity	52,854	52,404

Total liabilities and stockholders’ equity	$664,083	$649,796

Team Financial, Inc. And Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$6,146	$5,598	$23,308	$23,189
Taxable investment securities	1,848	1,932	7,364	7,144
Nontaxable investment securities	294	290	1,203	1,094
Other	33	32	100	152

Total interest income	8,321	7,852	31,975	31,579

Interest Expense:
Deposits
Checking deposits	173	130	570	554
Savings deposits	52	57	212	246
Money market deposits	136	116	493	557
Certificates of deposit	1,221	1,215	4,630	5,392
Federal funds purchased and securities sold under agreements to repurchase	61	15	143	49
FHLB advances payable	1,190	1,254	4,865	4,998
Notes payable and other borrowings	36	33	125	174
Subordinated debentures	388	388	1,553	1,553

Total interest expense	3,257	3,208	12,591	13,523

Net interest income before provision for loan losses	5,064	4,644	19,384	18,056

Provision for loan losses	644	471	1,465	1,790

Net interest income after provision for loan losses	4,420	4,173	17,919	16,266

Non-Interest Income:
Service charges	1,024	906	3,952	3,573
Trust fees	173	175	664	608
Insurance agency commissions	—	—	—	—
Gain on sales of mortgage loans	303	420	1,264	2,788
Gain (loss) on sales of investment securities	4	(1)	(50)	294
Bank owned life insurance income	198	228	821	892
Other	368	316	1,499	1,653

Total non-interest income	2,070	2,044	8,150	9,808

Non-Interest Expenses:
Salaries and employee benefits	2,650	2,731	10,638	10,927
Occupancy and equipment	734	658	2,765	2,495
Data processing	644	583	2,528	2,190
Professional fees	272	204	1,179	1,090
Marketing	81	76	355	267
Supplies	114	97	378	381
Intangible asset amortization	185	241	798	823
Disposal of branch assets	—	—	—	258
Other	805	798	3,410	3,243

Total non-interest expenses	5,485	5,388	22,051	21,674

Net income from continuing operations before income taxes	1,005	829	4,018	4,400

Income tax expense (benefit)	(128)	98	222	958

Net income from continuing operations	1,133	731	3,796	3,442

Net income (loss) from discontinued operations, net of tax	(289)	(48)	(218)	350

Net income	$844	$683	$3,578	$3,792

Basic income per share from continuing operations	$0.28	$0.18	$0.93	$0.84
Diluted income per share from continuing operations	$0.28	$0.18	$0.93	$0.83
Basic income (loss) per share from discontinued operations	$(0.07)	$(0.01)	$(0.05)	$0.09
Diluted income (loss) per share from discontinued operations	$(0.07)	$(0.01)	$(0.05)	$0.09
Basic income per share	$0.21	$0.17	$0.88	$0.93
Diluted income per share	$0.21	$0.16	$0.87	$0.92

Shares applicable to basic income per share	4,016,685	4,092,528	4,060,587	4,095,903
Shares applicable to diluted income per share	4,050,376	4,141,463	4,094,714	4,131,381

Team Financial, Inc. And Subsidiaries

Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Year Ended
	December 31		December 31
Selected Data	2004	2003	2004	2003

Performance Ratios

Return on average assets	0.51%	0.42%	0.55%	0.59%

Return on average equity	6.36%	5.20%	6.84%	7.28%

Average equity to average assets	8.02%	8.16%	8.04%	8.06%

Net interest margin on average earning assets during the period (tax equivalent)	3.60%	3.39%	3.49%	3.30%

Efficiency ratio	84.89%	83.89%	83.56%	79.14%

Book value per share	$13.10	$12.78

Tangible book value per share	$8.01	$7.97

Asset Quality Ratios

Non-performing loans as a percent of total loans	0.73%	2.09%

Non-performing assets as a percent of total assets	0.48%	1.29%

Allowance for loan losses as a percent of total loans	1.29%	1.29%

Allowance for loan losses as a percent of non-performing loans	177.85%	62.07%